NEWS RELEASE

Media Contact: Gia L. Oei, 603-929-2489 E-mail: Gia.Oei@nh.fishersci.com	Investor Contact: Carolyn Miller, 603-929-2381 E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific to Issue $200 Million of Senior Subordinated Notes

HAMPTON, N.H. Jan. 9, 2003 — Fisher Scientific International Inc. (NYSE: FSH) announced that it has priced a $200 million offering of its 8.125 percent senior subordinated notes due 2012. The notes have been issued at a dollar price of 104.0 to yield 7.4 percent. These notes are a tack-on to the company’s existing $150 million of 8.125 percent senior subordinated notes due 2012. The company intends to use the proceeds from the offering to repay a portion of its 9 percent senior subordinated notes due 2008.

     The proposed notes will be issued under the same indenture as, and with terms identical to, the company’s existing 8.125 percent notes. The notes are being issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The offering is expected to close on or about January 14, 2003. This offering is part of the company’s strategy to refinance $600 million of its 9 percent senior subordinated notes due 2008. Fisher plans to refinance the remaining balance of these notes with bank debt during the next few weeks.

     The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act of 1933.

About Fisher Scientific International Inc.

     Fisher Scientific International Inc. (NYSE: FSH) is the world leader in serving science. We enable scientific discovery and clinical-laboratory testing services by offering more than 600,000 products and services to over 350,000 customers in approximately 145 countries. As a result of our broad product offering, electronic-commerce capabilities, and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for many of our customers. The company’s primary target markets are scientific research and healthcare. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

     This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

#